Exhibit (d)(14)

FINANCIAL INVESTORS TRUST

ALPS/KOTAK INDIA GROWTH FUND

SUB-ADVISORY AGREEMENT

AGREEMENT, dated as of January 20, 2011 by and among ALPS Advisors, Inc. (the “Investment Adviser”), a Colorado corporation having its principal place of business at 1290 Broadway, Suite 1100, Denver, Colorado 80203, Kotak Mahindra (UK) Ltd. (the “Sub-Adviser”), a corporation organized under the laws of the United Kingdom, having its principal place of business at 6th Floor, Portsoken House, 155-157 Minories, London, United Kingdom EC3N 1LS, and the Financial Investors Trust (the “Trust”), on behalf of the ALPS/Kotak India Growth Fund (the “Fund”), a Delaware statutory trust having its principal place of business at 1290 Broadway, Suite 1100, Denver, Colorado 80203.

WHEREAS, the Investment Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and the rules and regulations thereunder (the “Advisers Act”);

WHEREAS, the Investment Adviser has entered into an Investment Advisory Agreement dated as of the same date of this Agreement with Financial Investors Trust (the “Trust”), an investment company registered under the Investment Company Act of 1940, as amended, and the rules and regulations thereunder (the “1940 Act”);

WHEREAS, the Trust is registered as an open-end, management investment company under the 1940 Act, and the Fund is a separate series of shares of the Trust (other series of shares of the Trust are referred to herein as “funds”);

WHEREAS, the Sub-Adviser is registered as an investment adviser under the Advisers Act;

WHEREAS, the Trust and the Investment Adviser desire to retain the Sub-Adviser to render investment advisory and other services to the Fund in the manner and on the terms hereinafter set forth;

WHEREAS, the Investment Adviser has the authority under the Investment Advisory Agreement, with the consent of the Board of Trustees of the Trust (the “Board of Trustees”), to select sub-advisers for the Fund; and

WHEREAS, the Sub-Adviser is willing to furnish such services to the Investment Adviser and the Fund pursuant to and subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual premises and covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the Investment Adviser, the Trust and the Sub-Adviser agree as follows:

1.	APPOINTMENT OF THE SUB-ADVISER

The Investment Adviser hereby appoints the Sub-Adviser to act as the sub-adviser for the Fund in accordance with the terms and conditions of this Agreement.

2.	ACCEPTANCE OF APPOINTMENT

The Sub-Adviser accepts the appointment made in Section 1 and agrees to render the services herein set forth for the compensation herein provided.

The assets of the Fund will be maintained in the custody of a custodian (who shall be identified by the Investment Adviser in writing). The Sub-Adviser will not have custody of any securities, cash or other assets of the Fund and will not be liable for any loss resulting from any act or omission of the custodian other than acts or omissions arising in reasonable reliance on written instructions of the Sub-Adviser., and then only if and to the extent provided in Section 5 hereof. The custodian will be responsible for the custody, receipt and delivery of securities and other assets of the Fund, and the Sub-Adviser shall have no authority, responsibility or obligation with respect to the custody, receipt or delivery of securities or other assets of the Fund. The Investment Adviser and the Fund shall be responsible for all custodial arrangements, including the payment of all fees and charges to the custodian.

3.	SERVICES TO BE RENDERED BY THE SUB-ADVISER TO THE TRUST

A. As sub-adviser to the Fund, the Sub-Adviser will coordinate the investment and reinvestment of the assets of the Fund and determine the composition of the assets of the Fund, and shall have discretion in purchasing and in selling securities and other assets for the Fund, in accordance with the terms of this Agreement, the Fund’s Prospectus and Statement of Additional Information (“SAI”) and subject to the direction, supervision and control of the Investment Adviser and the Board of Trustees of the Trust. Prior to the commencement of the Sub-Adviser’s services hereunder, the Investment Adviser shall provide the Sub-Adviser with current copies of the Fund’s Prospectus and SAI. The Investment Adviser undertakes to provide the Sub-Adviser with copies or other written notice of any amendments, modifications or supplements to the Fund’s Prospectus and SAI and the Sub-Adviser will not need to comply until a copy has been provided to the Sub-Adviser and agreed upon.

B. The Sub-Adviser is authorized, in its discretion, to place orders for the purchase and sale of securities with or through such brokers, dealers or banks as the Sub-Adviser may select and to open, maintain and close accounts in the name and on behalf of the Trust and the Fund or any of its subsidiaries with such brokers, dealers and banks, and may also place orders directly with an issuer. The Sub-Adviser will seek to obtain best execution under the circumstances of the particular transaction taking into consideration the full range and quality of a broker’s services in placing brokerage including, among other things, the value of research provided as well as execution capability, commission rate, financial responsibility and responsiveness to the Sub-Adviser. Consistent with this principle, the Sub-Adviser may place orders with brokers and dealers (including affiliates of the Adviser or the Sub-Adviser, subject to compliance with the Trust’s Rule 17e-1 policies and procedures) that provide the Sub-Adviser with “research services” as such term is used in Section 28(e) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “1934 Act”). Such research services received from such brokers and dealers will be in addition to, and not in lieu of, the services required to be performed by the Sub-Adviser hereunder or the compensation to be received by the Sub-Adviser hereunder. Subject to any Fund procedures that are communicated to the Sub-Adviser in writing and applicable law, the Sub-Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Fund to pay a broker or dealer that provides brokerage and research services to the Sub-Adviser or its affiliates an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Sub-Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Sub-Adviser’s overall responsibilities with respect to the Fund and to other clients of the Sub-Adviser and its affiliates as to which the Sub-Adviser and its affiliates exercise investment discretion. The Sub-Adviser may (but is not required to) aggregate sales and purchase orders of securities or derivatives held in the Fund with similar orders being made simultaneously for other portfolios managed by the Sub-Adviser if, in the Sub-Adviser’s reasonable judgment, such aggregation shall result in an overall economic benefit to the Fund.

C. The Investment Adviser understands and agrees that the Sub-Adviser and its affiliates perform investment management services for various clients, some of which have investment strategies similar to the Fund, and may take action with respect to any of its or their other clients which may differ from, or be substantially similar to, action taken or from the timing or nature of action taken by the Sub-Adviser for the Fund. The Sub-Adviser’s authority hereunder shall not be impaired because of the fact that it or its affiliates may effect transactions with respect to securities for its or their own account or for the accounts of others which the Sub-Adviser or an affiliate manages which are identical or similar to securities with respect to which the Sub-Adviser may effect transactions for the Fund at the same or similar times.

D. The Sub-Adviser will provide the Investment Adviser with copies of the Sub-Adviser’s current policies and procedures adopted in accordance with Rule 206(4)-7 under the Advisers Act. To the extent the Fund is required by the 1940 Act to adopt any such policy or procedure, the Investment Adviser will submit such policy or procedure to the Board of Trustees for adoption by the Fund, with such modifications or additions thereto as the Board of Trustees or the Investment Adviser may recommend with the concurrence of the Sub-Adviser.

E. The Sub-Adviser will maintain and preserve all accounts, books and records with respect to its services hereunder on behalf of the Fund as are required of an investment adviser of a registered investment company pursuant to the 1940 Act and Advisers Act and shall file with the U.S. Securities and Exchange Commission (“SEC”) all forms it is required to file pursuant to Section 13(f) and 13(g) of the 1934 Act, with respect to its duties as are set forth herein. The records maintained by the Sub-Adviser hereunder on behalf of the Fund and relating to the services provided under this Agreement shall be the property of the Fund.

F. The Sub-Adviser will, unless and until otherwise directed by the Investment Adviser, exercise all rights of security holders with respect to securities held by the Fund, including, but not limited to, voting proxies in accordance with the Sub-Adviser’s then-current proxy voting policies. as approved by the Fund and filing class action claims with respect to securities held by the Fund.

G. The Sub-Adviser will make available and provide information concerning the Sub-Adviser required by the Fund in the preparation of its registration statements, reports and other documents required by federal and state securities laws, and such other information as the Fund or the Investment Adviser may reasonably request for use in the preparation of such documents or of other materials necessary or helpful for the distribution of the Fund’s shares.

H. In the performance of its duties and obligations under this Agreement, the Sub-Adviser shall act in conformity with the Fund’s Prospectus and SAI and with the instructions and directions of the Investment Adviser and of the Board of Trustees and will comply in all materials respects with the applicable requirements of the 1940 Act, the Internal Revenue Code of 1986, as amended, and all other applicable federal and state laws and regulations, as each is amended from time to time.

I. The Sub-Adviser at its expense will make available to the Board of Trustees and the Investment Adviser at reasonable times its portfolio managers and other appropriate personnel, either in person or by telephone, at the mutual convenience of the Investment Adviser and the Sub-Adviser, in order to review the investment policies, performance and other investment related information regarding a Fund and to consult with the Board of Trustees of the Fund and Investment Adviser regarding the Fund’s investment affairs, including economic, statistical and investment matters related to the Sub-Adviser’s duties hereunder. The Sub-Adviser and its personnel shall also cooperate fully with counsel and auditors for, and the Chief Compliance Officers of, the Investment Adviser and the Trust in matters relating to the Sub-Adviser’s services on behalf of the Fund.

J. The Sub-Adviser will review draft reports to shareholders and other documents provided or available to it and provide any comments on a timely basis. The Investment Adviser or the Fund will provide such documents to the Sub-Adviser in a reasonable timeframe prior to the due date. In addition, the Sub-Adviser and each officer and portfolio manager thereof designated by the Investment Adviser will provide on a timely basis such certifications or sub-certifications as the Investment Adviser or the Fund may reasonably request in order to support and facilitate certifications required to be provided by the Trust’s Principal Executive Officer and Principal Accounting Officer in order to satisfy the Trust’s legal and regulatory requirements.

4.	COMPENSATION OF SUB-ADVISER; EXPENSES

The Investment Adviser will pay the Sub-Adviser as compensation for providing services in accordance with this Agreement those fees as set forth in Appendix A. In the event that this Agreement is terminated pursuant to Section 11, the Investment Adviser and the Sub-Adviser agree that all fees not previously paid shall become due and owing to the Sub-Adviser promptly after the termination date of the Sub-Adviser with respect to the Fund and that the amount of such fees shall be calculated by treating the termination date as the next fee computation date. The annual base fee will be prorated for such fees owed through the termination date.

During the term of this Agreement, the Sub-Adviser will bear all costs and expenses of its employees and any overhead incurred in connection with the performance of its duties hereunder. In addition, the Investment Adviser shall be responsible for extraordinary expenses incurred by the Sub-Adviser in connection with the performance of its duties hereunder, including, without limitation, expenses incurred with respect to proxy voting execution, advice and reporting.

5.	LIABILITY AND INDEMNIFICATION

A. Notwithstanding anything to the contrary contained in this Agreement, except as may otherwise be provided by the 1940 Act or any other federal securities law, in the absence of willful misconduct, bad faith or gross negligence on the Sub-Adviser’s part in the performance of its duties under this Agreement, neither the Sub-Adviser nor any of its shareholders, partners, officers, directors, trustees, employees, agents, consultants or affiliates (its “Affiliates”) shall be liable for any error of judgment or mistake of law or for any losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) incurred or suffered by the Investment Adviser, the Fund or the Trust or its or their shareholders, partners, officers, directors, trustees, employees or agents, for any action or inaction taken in good faith by the Sub-Adviser or its Affiliates with respect to the Fund.

B. Except as may otherwise be provided by the 1940 Act or any other federal securities law, the Investment Adviser shall indemnify and hold harmless the Sub-Adviser, its officers, employees, consultants, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the 1940 Act) and all controlling persons (as described in Section 15 of the Securities Act of 1933, as amended (the “1933 Act”)) (collectively, “Sub-Adviser Indemnitees”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Sub-Adviser Indemnitees may become subject at common law or otherwise, arising out of the Sub-Adviser’s action or inaction or based on this Agreement; provided however, the Investment Adviser shall not indemnify or hold harmless the Sub-Adviser Indemnitees for any losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to the extent due to (i) any breach by the Sub-Adviser of a Sub-Adviser representation or warranty made herein, (ii) any willful misconduct, fraud, reckless disregard or gross negligence of the Sub-Adviser in the performance of any of its duties or obligations hereunder or (iii) any untrue statement of a material fact contained in the Prospectus or SAI, proxy materials, advertisements or sales literature, if such statement was made in reasonable reliance upon information furnished to the Investment Adviser by the Sub-Adviser in writing and intended for use therein.

C. Except as may otherwise be provided by the 1940 Act or any other federal securities law, the Investment Adviser and the Sub-Adviser shall each, severally and not jointly, indemnify and hold harmless the Fund and the Trust, their officers, employees, consultants, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the 1940 Act) and all controlling persons (as described in Section 15 of the Securities Act of 1933, as amended) (collectively, “Fund Indemnitees”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Fund Indemnitees may become subject at common law or otherwise, arising out of the Investment Adviser’s or the Sub-Adviser’s, as applicable, willful misconduct, fraud, reckless disregard or gross negligence in carrying out its obligations under this Agreement.

D. Notwithstanding anything in this Agreement to the contrary contained herein, the Sub-Adviser shall not be responsible or liable (including for indemnification obligations) for its failure to perform under this Agreement or for any losses to the Investment Adviser or the Trust resulting from any event beyond the reasonable control of the Sub-Adviser or its agents, including but not limited to nationalization, expropriation, devaluation, seizure or similar action by any governmental authority, de facto or de jure; or enactment, promulgation, imposition or enforcement by any such governmental authority of currency restrictions, exchange controls, levies or other charges affecting the Trust’s property; or the breakdown, failure or malfunction of any utilities or telecommunications systems; or any order or regulation of any banking or securities industry including changes in market rules and market conditions affecting the execution or settlement of transactions; or acts of war, terrorism, insurrection or revolution; or acts of God, or any other similar event.

E. No Trustee or shareholder of the Trust shall be personally liable for any debts, liabilities, obligations or expenses incurred by, or contracted for under this Agreement.

6.	REPRESENTATIONS OF THE INVESTMENT ADVISER

The Investment Adviser represents and warrants to the Trust and the Sub-Adviser as follows:

A. The Investment Adviser has been duly authorized by the Board of Trustees and the Trust’s Trust Instrument and other governing documents to delegate to the Sub-Adviser the provision of investment services to the Fund as contemplated hereby.

B. The Trust has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide the Sub-Adviser with a copy of such code of ethics.

C. The Investment Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect, (ii) is not prohibited by the 1940 Act, the Advisers Act or other applicable law, regulation or order from retaining the Sub-Adviser to serve as sub-adviser to the Fund or from performing the services contemplated by this Agreement, (iii) has met and will seek to continue to meet for so long as this Agreement is in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement, (iv) has the full power and authority to enter into and perform the services contemplated by this Agreement, and (v) will promptly notify the Sub-Adviser of the occurrence of any event that would disqualify the Investment Adviser from serving as investment manager of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

D. The Investment Adviser shall provide (or cause the Trust’s custodian to provide) timely information to the Sub-Adviser regarding such matters as the composition to assets in the portion of the Fund managed by the Sub-Adviser, cash requirements and cash available for investment in such portion of such Fund, and all other information as may be reasonably necessary for the Sub-Adviser to perform its duties hereunder.

E. This Agreement is a valid and binding Agreement of the Investment Adviser, enforceable against it in accordance with the terms hereof.

7.	REPRESENTATIONS OF THE TRUST

The Trust represents and warrants to the Investment Adviser and the Sub-Adviser as follows:

A. The Fund is a series of the Trust that is duly registered as an open-end investment company under the 1940 Act.

B. The execution, delivery and performance by the Trust of this Agreement are within the Trust’s powers and have been duly authorized by all necessary action on the part of its Board of Trustees, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Trust for the execution, delivery and performance by the Trust of this Agreement.

C. The execution, delivery and performance by the Trust of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Trust’s Trust Instrument or other governing documents, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Trust.

D. The Trust has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide the Investment Adviser and the Sub-Adviser with a copy of such code of ethics.

E. This Agreement is a valid and binding Agreement of the Trust, enforceable against it in accordance with the terms hereof.

8.	REPRESENTATIONS OF THE SUB-ADVISER

The Sub-Adviser represents and warrants to the Investment Adviser and the Trust as follows:

A. The Sub-Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect, (ii) is not prohibited by the 1940 Act, the Advisers Act or other applicable law, regulation or order from performing the services contemplated by this Agreement, (iii) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement, (iv) has the full power and authority to enter into and perform the services contemplated by this Agreement, and (v) will promptly notify the Investment Adviser of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

B. The Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act and will provide the Investment Adviser and the Trust with a copy of such code of ethics, together with evidence of its adoption. Within forty-five (45) days of the end of the last calendar quarter of each year that this Agreement is in effect, and as otherwise requested, the Sub-Adviser shall certify to the Investment Adviser and the Trust that the Sub-Adviser has complied with the requirements of Rule 17j-1 and Rule 204A-1 during the previous year and that there has been no material violation of the Sub-Adviser’s code of ethics or, if such a material violation has occurred, that appropriate action was taken in response to such violation. Upon the written request of the Investment Adviser or the Trust, the Sub-Adviser shall permit the Investment Adviser or the Trust, their employees or their agents to examine the reports required to be made to the Sub-Adviser by Rule 17j-1(c)(1) and Rule 204A-1(b) and all other records relevant to the Sub-Adviser’s code of ethics.

C. Upon written request, the Sub-Adviser shall provide a certification to the Chief Compliance Officer (“CCO”) to the effect that the Sub-Adviser has adopted and implemented policies and procedures reasonably designed to prevent violation by the Sub-Adviser and its supervised persons of the Advisers Act.

D. The Sub-Adviser agrees to maintain an appropriate level of errors and omissions or professional liability insurance coverage.

E. The Sub-Adviser acknowledges that the Investment Adviser and the Trust intend to rely on Rule 17a-10, Rule 10f-3, Rule 12d3-1 and Rule 17e-1 under the 1940 Act, and the Sub-Adviser agrees not to consult with (i) other sub-advisers to the Fund, if any, (ii) other sub-advisers to any other fund of the Trust, or (iii) other sub-advisers to an investment company under common control with the Fund, concerning transactions for the Fund in securities or other assets. The Sub-Adviser may utilize Rule 17a-7 as long as it complies with the Trust’s Rule 17a-7 policies and procedures.

F. This Agreement is a valid and binding Agreement of the Sub-Adviser, enforceable against it in accordance with the terms hereof.

9.	NON-EXCLUSIVITY

The services of the Sub-Adviser to the Investment Adviser, the Fund and the Trust are not to be deemed to be exclusive, and the Sub-Adviser shall be free to render investment advisory or other services to others and to engage in other activities. It is understood and agreed that the directors, officers, employees and affiliates of the Sub-Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors, trustees or employees of any other firm or corporation.

10.	SUPPLEMENTAL ARRANGEMENTS

The Sub-Adviser may from time to time employ or associate itself with any person, including its affiliates, it believes to be particularly suited to assist it in providing the services to be performed by the Sub-Adviser hereunder, provided that no such person shall perform any services with respect to the Fund that would constitute an assignment or require a written advisory agreement pursuant to the 1940 Act. Any compensation payable to such persons shall be the sole responsibility of the Sub-Adviser, and neither the Investment Adviser nor the Trust shall have any obligations with respect thereto or otherwise arising under this Agreement.

11.	TERMINATION OF AGREEMENT

This Agreement shall become effective as of the date hereof and, unless sooner terminated as provided herein, shall remain in force for an initial term of two (2) years and from year to year thereafter, but only so long as such continuance is specifically approved at least annually by both (i) the vote of a majority of the Board of Trustees who are not interested persons, cast in person at a meeting called for the purpose of voting on such approval and (ii) by a vote of a majority of the Board of Trustees or of a majority of the outstanding voting securities of the Fund. The requirement that continuance of this Agreement be specifically approved at least annually shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder. This Agreement may be terminated by the Trust on behalf of the Fund at any time, without the payment of any penalty, by a vote of the majority of the Board of Trustees, or by the vote of a majority of the outstanding voting securities of the Fund on sixty (60) days’ prior written notice to the Sub-Adviser, and the Investment Adviser as appropriate. This Agreement may be terminated by the Investment Adviser on sixty (60) days’ prior written notice to the Sub-Adviser. In addition, this Agreement may be terminated with respect to the Fund by the Sub-Adviser upon sixty (60) days’ prior written notice to the Investment Adviser. This Agreement will automatically terminate, without the payment of any penalty, in the event of its assignment (as defined in the 1940 Act). This Agreement will automatically terminate in the event the Investment Advisory Agreement between the Investment Adviser and the Trust is assigned (as defined in the 1940 Act) or terminates for any other reason. Upon written notice to the other party that the other party is in material breach of this Agreement, unless the other party in material breach of this Agreement cures such breach to the reasonable satisfaction of the party alleging the breach within thirty (30) days after written notice, this Agreement will terminate at the end of such thirty (30) day period.

12.	AMENDMENTS TO THE AGREEMENT

Except to the extent permitted by the 1940 Act or the rules or regulations thereunder or pursuant to exemptive relief granted by the SEC, this Agreement may be amended by the parties with respect to the Fund only if such amendment, if material, is specifically approved by the vote of a majority of the outstanding voting securities of the Fund (unless such approval is not required by Section 15 of the 1940 Act as interpreted by the SEC or its staff or unless the SEC has granted an exemption from such approval requirement) and by the vote of a majority of the Board of Trustees who are not interested persons, cast in person at a meeting called for the purpose of voting on such approval. The required shareholder approval shall be effective with respect to the Fund if a majority of the outstanding voting securities of the Fund vote to approve the amendment, notwithstanding that the amendment may not have been approved by a majority of the outstanding voting securities of any other fund affected by the amendment or all the funds of the Trust. Additional funds may be added to this Agreement by written agreement of the Investment Adviser, the Trust and the Sub-Adviser.

13.	ASSIGNMENT

The Sub-Adviser shall not assign this Agreement. Any assignment (as that term is defined in the 1940 Act) of this Agreement shall result in the automatic termination of this Agreement, as provided in Section 11 hereof. Notwithstanding the foregoing, no assignment shall be deemed to result from any changes in the directors, officers or employees of the Sub-Adviser except as may be provided to the contrary in the 1940 Act or the rules or regulations thereunder.

14.	ENTIRE AGREEMENT

This Agreement contains the entire understanding and agreement of the parties with respect to the Fund.

15.	HEADINGS

The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

16.	NOTICES

All notices required to be given pursuant to this Agreement shall be delivered or mailed to the address listed below of each applicable party (i) in person, (ii) by registered or certified mail, or (iii) delivery service, providing the sender with notice of receipt, or to such other address as specified in a notice duly given to the other parties. Notice shall be deemed given on the date delivered if sent in accordance with this paragraph.

For:	Sub-Adviser: Kotak Mahindra (UK) Ltd. 6th Floor, Portsoken House 155-157 Minories London, UK EC3N 1LS Attn: Amit Garg

For:	Investment Adviser: ALPS Advisors, Inc. 1290 Broadway, Suite 1100 Denver, CO 80203 Attn: General Counsel

For:	Trust: Financial Investors Trust 1290 Broadway, Suite 1100 Denver, CO 80203 Attn: Secretary

17.	SEVERABILITY AND SURVIVAL

Should any portion of this Agreement for any reason be held to be void in law or in equity, this Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein. Sections 5, 17, 20 and 21 shall survive the termination of this Agreement.

18.	GOVERNING LAW

The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York, without regard to the conflicts of laws provisions of that state, or any of the applicable provisions of the 1940 Act. To the extent that the laws of the State of New York, or any of the provisions in this Agreement, conflict with applicable provisions of the 1940 Act, the latter shall control.

19.	INTERPRETATION

Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the 1940 Act. Specifically, the terms “vote of a majority of the outstanding voting securities,” “interested persons,” “assignment” and “affiliated persons,” as used herein shall have the meanings assigned to them by Section 2(a) of the 1940 Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the SEC, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

20.	CONFIDENTIALITY

Each party shall treat as confidential all Confidential Information (as that term is defined below) of the other and use such information only in furtherance of the purposes of this Agreement. Each party shall limit access to the Confidential Information to its affiliates, employees, consultants, auditors and regulators who reasonably require access to such Confidential Information, and otherwise maintain policies and procedures designed to prevent disclosure of the Confidential Information. For purposes of this Agreement, Confidential Information shall include all non-public business and financial information, methods, plans, techniques, processes, documents and trade secrets of a party. Confidential Information shall not include anything that (i) is or lawfully becomes in the public domain, other than as a result of a breach of an obligation hereunder, (ii) is furnished to the applicable party by a third party having a lawful right to do so, or (iii) was known to the applicable party at the time of the disclosure. Further, the parties are authorized to disclose Confidential Information if required by law or regulatory authorities having jurisdiction. The disclosing party shall, if permitted by applicable law, notify the other party of such disclosure as soon as reasonably practicable.

21.	USE OF NAMES; CONSENT TO REFERENCE

It is expressly understood and agreed that the names “Kotak,” “Kotak Mahindra,” “Kotak Mahindra (UK) Limited” or any derivation thereof, or any logo associated with those names, are the valuable property of the Sub-Adviser’s parent company, namely Kotak Mahindra Bank Limited, and that the Fund and the Investment Adviser shall not have the right to use such names (or derivations thereof or associated logos) except as may be permitted in writing by Kotak Mahindra Bank Limited.

22.	COUNTERPARTS

This Agreement may be executed in counterparts each of which shall be deemed to be an original and all of which, taken together, shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first mentioned above.

ALPS ADVISORS, INC.		KOTAK MAHINDRA (UK) LTD.

By:	/s/ Thomas A. Carter	By:	/s/ Abhishek Bhalotia
	Name: Thomas A. Carter		Name: Abhishek Bhalotia
	Title: President		Title: Director and CEO

FINANCIAL INVESTORS TRUST		By:	/s/ Christopher Daniel
on behalf of the ALPS/Kotak India Growth Fund			Name: Christopher Daniel
Title: VP Compliance

By:	/s/ Edmund J. Burke
Name: Edmund J. Burke
Title: President

APPENDIX A

In consideration for the services to be performed under this Agreement, the Investment Adviser will pay the Sub-Adviser a portion of the management fee paid by the Trust to the Investment Adviser under the Investment Advisory Agreement dated the same date as this Agreement an annual management fee payable monthly and accrued daily in an amount equal to (i) 1.15% on the first $50 million of average daily net assets and (ii) 1.05% on assets over $50 million of the Fund’s average daily net assets during the month. Such fee will be due and payable by the Investment Adviser in arrears within ten business days after the end of each month. If the Sub-Adviser shall serve for less than the whole of a month, the foregoing compensation shall be prorated.